Exhibit 99.2

DRAFT

Anthony E. Altig Joins Diversa as Chief Financial Officer

San Diego, CA – November 16, 2004 – Diversa Corporation (Nasdaq: DVSA) announced today the appointment of Anthony E. Altig as Senior Vice President, Finance and Chief Financial Officer. Mr. Altig will be responsible for the overall management of Diversa’s financial activities, including financial reporting, budgeting, investor relations, and treasury functions.

Mr. Altig, 48, has over 20 years of experience with biotechnology and other high technology companies, including public and private equity and debt financing transactions, financial operations, strategic alliances, and mergers and acquisitions. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. Prior to Maxim, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., a leading Internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. Mr. Altig is a certified public accountant and is a graduate of the University of Hawaii.

“Tony brings with him an outstanding record of achievements in senior finance and accounting positions,” said Dr. Jay M. Short, Diversa’s President and Chief Executive Officer. “He has a track record of successfully leading significant acquisitions, collaborations, and financings for high technology companies, as well as building high-growth companies,” continued Dr. Short. “We are delighted to have Tony join the Diversa team.”

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. Diversa has established alliances and joint ventures with market leaders, such as Amgen, BASF, Bayer Animal Health, The Dow Chemical Company, DSM Pharma Chemicals, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline, Invitrogen Corporation, Medarex, and Xoma. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

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Contacts:

Martin Sabarsky

Corporate Development & Investor Relations

Diversa Corporation

(858) 526-5166

Jason Spark for Diversa

Atkins + Associates

(858) 527-3491